                            TRIO-TECH INTERNATIONAL

                                 EXHIBIT  11.1

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

                                                          NINE MONTHS ENDED    THREE MONTHS ENDED
                                                          -----------------    ------------------
                                                          MAR.27,   MAR. 28,   MAR. 27,   MAR. 28,
                                                           1998       1997       1998       1997
                                                          -------   --------   --------   --------

Net income                                                 $  598     $  669     $  206     $  298
                                                           ------     ------     ------     ------

Basic  earnings per share:

  Weighted average number of common shares
       outstanding                                          2,391      1,940      2,753      1,964
                                                           ------     ------     ------     ------

Basic earnings per share                                   $ 0.25     $ 0.34     $ 0.07     $ 0.15
                                                           ======     ======     ======     ======

Diluted earnings per share:

  Weighted average number of common shares
       outstanding                                          2,303      1,841      2,695      1,888

  Dilutive effect of stock options and warrants
       after application of treasury stock method              83        110         47         93
                                                           ------     ------     ------     ------

Number of shares used to compute diluted
    earnings per share                                      2,386      1,951      2,742      1,981
                                                           ------     ------     ------     ------

 Diluted earnings per share                                $ 0.25     $ 0.34     $ 0.08     $ 0.15
                                                           ======     ======     ======     ======


The following options and warrants were outstanding during the quarter ended March 27, 1998 but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares:


             TYPE         SHARES       PRICE           EXPIRATION
        ------------   -----------   --------   ----------------------

          Warrants        22,500      $5.67        January 22, 2002
          Warrants        30,000      $5.34        January 22, 2002
          Options         45,000      $7.70        September 30, 2002
          Options         50,000      $6.67        November 1, 2002
          Warrants       349,600      $7.00        November 3, 2002
          Options          5,000      $7.70        December 7, 2002

                                       9